CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Trustees

GE Investment Funds, Inc.:

We consent to the use of our report dated February 23, 2005, incorporated by reference, to the U.S. Equity Fund, Value Equity Fund, Small-Cap Value Equity Fund, Global Income Fund, International Equity Fund, Premier Growth Equity Fund, S&P 500 Index Fund, Mid-Cap Equity Fund, Income Fund, Real Estate Securities Fund, Total Return Fund, and Money Market Fund, each a series of GE Investment Funds, Inc., and to the references to our firm under the captions “Financial Highlights” in the prospectuses and “INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM AND FINANCIAL STATEMENTS” in the Statement of Additional Information.

KPMG, LLP

Boston, Massachusetts

April 27, 2005